  Exhibit 99.2

AutoWeb, Inc. (2019 Q2 Results) August 7, 2019

Corporate Speakers:
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Sean Mansouri; AutoWeb; Outside Investor Relations Advisor
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Jared Rowe; AutoWeb; CEO and Director
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J.P. Hannan; AutoWeb; CFO

Participants:
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Gary Prestopino; Barrington Research; CFA and Marketing Director
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Ed Woo; Ascendiant Capital Markets, LLC; Director and Analyst

PRESENTATION

Operator: Good afternoon everyone and thank you for participating in today's conference call to discuss AutoWeb's financial results for the second quarter ending June 30, 2019.

Joining us today AutoWeb CEO Jared Rowe, the company's CFO J.P. Hannan and the company's Outside Investor Relations Advisor Sean Mansouri with Gateway Investor Relations. Following their remarks we will open the call for your questions. I would now like to turn the call over to Mr. Mansouri for some introductory comments.

Sean Mansouri: Thank you. Before I introduce Jared, I remind you that during today's call, including the question and answer session, statements that are not historical facts, including any projections, statements regarding future events or future financial performance or statements of intent or belief are forward-looking statements that are covered by the safe harbor disclaimers contained in today's press release and the company's public filings with the SEC.

Actual outcomes and results may differ materially from what is expressed in or implied by these forward looking statements. Specifically, please refer to the company's Form 10-Q for the second quarter ended June 30, 2019, which was filed prior to this call, as well as other filings made by AutoWeb with the SEC from time to time.

These filings identify factors that can cause results to differ materially from those forward looking statements. Please also note that during this call, management will be disclosing adjusted EBITDA. This is a non-GAAP financial measure as defined by SEC Regulation G. A reconciliation of this non-GAAP financial measure to the most directly comparable gap measure is included in today's press release, which is posted on the company's website. And with that, I'll turn the call over to Jared.

Jared Rowe: Thank you Sean and good afternoon everyone. We continue to execute on our turnaround strategy during the second quarter and it made great progress on several key initiatives. First, our consistent focus on pricing optimization and retail distribution channels has led to our second consecutive quarter of gross margin expansion. This was also aided by our improvements to a traffic acquisition as we have continued to modify and optimize our search campaigns and the overall mix of our traffic sources.

During the quarter, we rolled out another update to the click algorithm that was -- that has improved our click through and our delivery rates. This is encouraging as we've experienced immediate improvements in CTR without having to tune the algorithm post release. Typically when a new algorithm is deployed you will see an initial step back before we tune it to improve performance and ultimately meet our performance goals. In this case the new algorithm almost immediately performed well, so we're very excited to further refine the algorithm to improve our clicks performance.

From a distribution perspective we made strides this quarter with leads, clicks, e-mails and even bundled solutions. From a clicks perspective, we increased the delivery rate for retail dealers and optimized our wholesale accounts, which led to our first increase in revenue for clicks since we introduced the metric last year.

Also, we made progress with some of our strategic partners, as I have mentioned on previous calls, I was disappointed with our lack of penetration in the top 150 dealer groups over the last year, however, with the newest strategic accounts team in place, we have recently launched pilot programs with some of our strategic partners that include integrated marketing solutions of leads, clicks and e-mail campaigns, along with our highly relevant first party data.

I can't stress enough the importance of delivering value to our customers as a strategic partner and not just a seller of products. We're striving to help them deliver strong and relevant experiences with high conversion amongst a very targeted audience of car buyers. But, before commenting further on the progress, I'd first like to turn it over to J.P. to walk through the details of our Q2 results. J.P.?

J.P. Hannan: Thank you Jared and good afternoon everyone. Now jumping right into our results. Second quarter revenue came in at $27.1 million compared to $31.6 million in Q1 of 2019 and $29.3 million in Q2 of 2018. Advertising revenues were $5.4 million compared to $5.9 million in Q1 of 2019 and $6.9 million in Q2 2018. With click revenues of $4.5 million in Q2 2019 compared to $5.1 million in Q1 2019 and $5.8 million in Q2 2018.

These declines were primarily due to the lower lead in click volumes as we optimize our traffic acquisition spend for profitability and higher margin growth. Gross profit during the second quarter was $5.4 million compared to $5.8 million in Q1 of 2019 and $5.5 million in the year ago quarter with gross margin coming at 19.8 percent compared to 18.2 percent in Q1 of '19 and 18.9 percent in Q2 of 2018. So, this is now our second quarter in a row of sequential margin expansion after having consistent declines in -- since 2016, which reflects our better control of margins and outcomes within our product suite.

Total operating expenses in the second quarter were $10.4 million compared to $11.2 million in Q1 of 2019 and $10.9 million in Q2 of 2018. Now on a GAAP basis, net loss in the second quarter was $5 million or $0.38 per share on 13.1 million shares. This compares to a net loss of $5.4 million or $0.41 per share on 13.1 million shares in Q1 of 2019, and a net loss of $5.2 million or $0.41 per share on 12.9 million shares in the year ago quarter.

Adjusted EBITDA in the second quarter was a loss of $2.1 million compared to a loss of $3 million in Q1 of 2019 and a loss of $2.1 million in Q2 2018. This sequential improvement is being driven by our improved gross margins and our expense management.

Cash used by operations in the second quarter was $5.6 million compared to $2.1 million in Q1 of 2019 and cash generation of $1.3 million in Q2 2018. Now as I mentioned on our last call, we expect an incremental cash burn in the first half of 2019, as we invested in our people, our products and our technology, with our intention to return growth and profitability for the year. We expect cash burn to reduce in the third quarter before turning cash flow positive into the fourth quarter.

Now, as of June 30, 2019, our cash, cash equivalence and restricted cash stood at $6.4 million compared to $13.6 million at December 31, 2018. We’re also debt free as of June 30, 2019 with no outstanding amount on our $25 million secured revolving credit facility at the end of the quarter. This compares to $1 million of debt at the end of 2018 as we paid off our former convertible note in January 2019.

Now moving onto our key operating metrics which are defined in the footnotes of our press release issues earlier today. And please note this quarter we have added and removed certain website properties from our tracking metrics as we continue to refine our site portfolio and our approach to tagging with a goal of making these figures as relevant as possible for investors to gauge how we’re trending. These changes were made in the prior periods as well for comparative purposes.

Lead traffic was 33.1 million visits during the second quarter compared to 43.2 million in Q1 of 2019 and 34 million in Q2 of 2018. The sequential decrease is primarily driven by our decision to reduce volume to certain less productive sales and distributions channels.

Our lead volume in the second quarter was approximately 1.8 million compared to 2.1 million in Q1 of 2019 and 1.7 million in the year ago period. This decrease was driven by our lower traffic and our proactive reduction of traffic acquisition spend as we’re optimizing for profitability.

Our retailer dealer count was 2,510 compared to 2,360 in Q1 of 2019 and 2,550 in Q2 2018. We continue to expect choppiness in our dealer count and capacity as we’re working through implementing new sales teams market initiatives to better present our value proposition to our dealers and our OEMs.

Our retail REIT capacity for the second quarter was 142,000 lead targets compared to 138,000 in Q1 of 2019 and 147,000 in Q2 of 2018. You’ll notice these figures are lower than the target counts we’d previously provided as we’re now reporting this metric at a point in time at the end of the quarter as opposed to the sum of the lead targets for each month.

This is similar to the way we would present a balance sheet metric. We believe this is more effective – a more effective approach to gauge variances in our lead capacity.

As we mentioned in our last call, it’s important to note that our lead capacity and dealer count did not necessarily have to increase for us to deliver revenue growth because we don’t always deliver leads to our full capacity. Thus we can still grow revenue by increasing our delivery rate with individual dealers despite dealer count and capacity retracting, and we’re still highly focused on returning to dealer count and capacity growth through better sales and marketing and continued product enhancements.

Click traffic in the second quarter was 13.2 million compared to 16 million in Q1 2019 and 12.8 million in the year ago quarter. The sequential decrease was primarily driven by lower lead traffic and investments in traffic acquisition as we’re highly focused on improving margins and we will not chase lower margin sales for the sake of growth.

Click volume in the second quarter was 5.3 million clicks compared to 6.2 million in Q1 2019 and 4.7 million in Q2 2018. The sequential decline was driven by lower click traffic.

Revenue per click during the quarter was up to $0.75 compared to $0.72 in Q1 2019 an $0.82 in Q2 2018. This is our first quarter of generating sequential increase in revenue per click since we introduced the metric last year, which reflects our commitment to higher margin distribution channels and improved pricing.

So with that, that concludes my prepared remarks, and I will turn the call back over to Jared.

Jared Rowe: Thank you, J.P. As I mentioned earlier, we’re highly focused on margins and profitability as well as delivering strategic value to our clients. Although some of the volume have come down for both leads and clicks, this is a result of our profitability initiatives as we will not grow for the sake of growth without proper margin.

Despite the lower top line, as J.P. mentioned, we improved both gross margin and adjusted EBITDA compared to the first quarter. We’re also keenly focused on restructuring our fixed operating model to run a leaner and more efficient organization.

On the last call, we discussed our efforts to migrate some of the company’s functions and operations from our office in California to our offices in Tampa and Guatemala City. Now, in addition to lower real estate costs, we believe we can more – we can be more competitive in hiring top personnel in these markets, and we plan to maintain our presence in California. However, we will have a smaller and more efficient footprint going forward. And in recognition of these changes we are announcing that our office in Tampa has been designated as the company’s principle executive office going forward.

As mentioned a few months ago, we’ve had work to do with our click distribution as we have been selling far too many clicks to non-endemic advertisers which naturally pay less per click than endemic buyers.

I’m pleased to report that during the quarter we made good progress in selling clicks to near-endemic advertisers as well as improving the delivery rate for endemic advertisers. This is immediately evident in the revenue per click.

Now, we expect to continue improving this dynamic over the course of the year as we further optimize our channel mix and benefit from bundling of our products.

As J.P. mentioned earlier, we’ve become more efficient with the dealers and capacity we have by improving delivery rate. For perspective, almost 60 percent of our retail dealers consumed 100 percent of their click budgets that were allocated to us in June which is nearly double the delivery rate at the start of the year.

There’s still room to improve but the progress has been very encouraging. While I’m also pleased with the progress we’ve made to break into the top 150 dealer groups there’s still work to be done in better presenting AutoWeb as a strategic partner to our clients and selling value to retail dealers. If our client is realizing value as a whole by our bundled solutions it becomes a very different conversation with them in terms of individual product performance and pricing.

It’s also important that we realign the structure of our relationship with dealers so that we are delivering on the specifically defined [KPI] set by the dealers. From there we can continue to partner with them and establish the proper framework for our integrated and bundled solutions.

So in summary we continue to execute on our very strategic initiatives and we’re realizing the early benefits to click rate and delivery rates. Which improve both gross margin and profitability. There’s still work to be done but were tracking to achieve our goal of generating revenue growth and profitability in 2019. As we reach our [flexing] point later this year. So with that we’ll now open the call to questions.

QUESTIONS AND ANSWERS

Operator: (Operator Instructions). And our first question come from Gary Prestopino with Barrington Research, the line is open.

Gary Prestopino: The growth in retail dealer count does that directly correlate with the pilot programs that you’re doing with the dealer groups? I mean are you counting that in there?

Jared Rowe: That does get picked up in there, but that isn’t what’s driving the – driving the change there. That change is really a mix of some of the things that we talked about on the last call of shifting some of the dealers out of wholesale into retail as well as some of the good work that we’ve done from our retail perspective. Again to J.P.’s earlier point and I’m just going to keep hammering this one home. Is we do expect some choppiness so we’ll get some momentum we’ll learn something we’ll start to move it in the right direction.

And then we’ll take a little bit of a step back because we’re really rebuilding our approach. Our go to market approach from the ground up. So we feel good about the progress we made last quarter. But it’s definitely not all because of the pilot program, Gary, no.

Gary Prestopino: So just in general with what’s going on the industry right now. You know sluggish new car sales. And the revamp of your sales force is it, are there indications that there’s more of an appetite for a paid per leave model more so than there maybe was one or two years ago versus a subscription based model out there:

Jared Rowe: I’ve always liked the direct attribution associated with the lead model and I do think it helps with the conversations with the clients. We’re aligned with their outcomes it just helps us quite a bit as we go to market. So I don’t know if more or less, Gary, but I can tell you that with the decline we like our position in the market and we like being aligned with our clients, their outcome.

Gary Prestopino: Okay and then just to be clear here you’re looking for a less, a much less of the cash burn in Q3 versus what you had in combined in Q1 and Q2? And then you are still looking at positive [adjusted EBITDA] in Q4?

Jared Rowe: Yes, you have that right.

Operator: Our next question comes from Ed Woo with Ascendiant Capital. Your line is open.

Ed Woo: (Inaudible) what are you seeing and hearing from your customers about the outlook for the rest of this year and into next year?

Jared Rowe: They’re definitely seeing the slowing and were definitely seeing the inventory continue to pick up. There’s still is some bullishness in terms of where we’re going to land at the end of this year. The mix of fleet and retail is shifting. A little bit more towards fleet it’s just not, not quite priced as low as we’ve seen some of the fleet sales in the past.

But overall we do see our clients continuing to focus on their profitability and really try to deal with a bit of a slowdown in some of the cost increases. But again, Ed, I would tell you that we’re pretty bullish because of economic model and we’re pretty bullish because at the end of the day we know that the retailers are going to have to figure out how to sell these cars. And if we can help them do it efficiently then we think they will do business with us.

Operator: I’m showing no further questions at this time. I’d like to turn the call back to Mr. Jared Rowe for any closing remarks.

Jared Rowe: Well thank you everybody. We very much appreciate you joining the call today. I also want to really thank the Auto Web team we’ve been doing an awful lot of good hard work here over the last year. We’re very, very excited to really push this over the end line here and get to the inflection point that we’ve been talking about.

Because we do intend to get back to growth and profitability this year. Also just a reminder J.P. and I are going to be at the Gateway Conference in San Francisco in September and hopefully we’ll see some of you there. So thanks again for your time we appreciate it and we’ll talk again soon. Thanks.

Operator: Ladies and gentlemen thank you for participating in today’s conference. This concludes the program you may all disconnect. Everyone have a great day.